Exhibit 99.1 Press Release dated July 21, 2011

Citizens First Corporation Announces Second Quarter 2011 Results

-- Continued Profitable Performance –
-- Branch Acquisition Announced --
--Nonperforming Assets Remain Below Peer Levels –

NEWS For Immediate Release
Contact: Todd Kanipe, CEO tkanipe@citizensfirstbank.com Steve Marcum, CFO smarcum@citizensfirstbank.com Citizens First Corporation 1065 Ashley Street, Suite 150 Bowling Green, KY 42103 270.393.0700

BOWLING GREEN, KY, July 21, 2011 – Citizens First Corporation (NASDAQ: CZFC) today reported results for the second quarter ending June 30, 2011, which include the following:

•
Continued profitability – Net income was $728,000, or $0.25 per diluted common share, for the second quarter ended June 30, 2011. Compared to the quarter ended June 30 a year ago, net income increased $111,000 or $.07 per share, an increase of 18.0%. For the six months ended June 30, 2011, net income grew to $1.4 million, or $.46 per diluted common share.  This represents an increase of $296,000, or $0.14 per share, from the net income of $1.1 million in the previous year.

•
Branch acquisition - As previously announced on June 2, 2011, the Company has entered into a definitive agreement to purchase a banking center located in Bowling Green, Kentucky from Republic Bank & Trust Company (Republic), a subsidiary of Republic Bancorp, Inc. (NASDAQ:  RBCAA). The agreement provides that Citizens will purchase certain fixed assets and outstanding loans and assume all deposits of the banking center. The transaction includes approximately $35 million in deposits and approximately $14.5 million in loans. The transaction is subject to customary closing conditions, including regulatory approvals, and is anticipated to be completed during the third quarter of 2011.

•
Nonperforming assets remain below peer levels - The Company’s nonperforming assets were $4.1 million at June 30, 2011 compared to $2.6 million at December 31, 2010, which represents an increase of $1.5 million, or 54.7%.  Included in nonperforming assets is other real estate, which represents properties acquired through foreclosure, totaling $901,000, and nonperforming loans of $3.2 million at June 30, 2011. The Company’s nonperforming assets remain at relatively low levels compared to the banking industry as a whole. However, the Company continues to monitor the loan portfolio for borrowers who might be at risk of suffering adverse financial conditions impacting their ability to perform on their loan.  Management believes that prolonged weak economic conditions could place additional pressure on credit quality.

Second Quarter 2011 Compared to First Quarter 2011

For the quarter ended June 30, 2011, the Company reported net income of $728,000, or $.25 per diluted common share, which represents an increase of $12,000, or $.04 per share, for the linked quarter ended March 31, 2011.

Net interest income for the quarter ended June 30, 2011 increased $11,000, or 0.3%, compared to the previous quarter due to a decrease in interest expense on certificates of deposit.  The Company’s net interest margin was 4.01% for the quarter ended June 30, 2011 compared to 4.11% for the quarter ended March 31, 2011, a decrease of 10 basis points.  The Company’s net interest margin declined as loan and investment yields fell during the second quarter. The yield on average earning assets declined from the linked quarter, totaling 5.32% in the second quarter of 2011 compared to 5.47% in the first quarter of 2011.  The cost of average interest bearing liabilities also declined to 1.54% in the second quarter of 2011 compared to 1.59% for the first quarter of 2011.

A $300,000 provision for loan losses was recorded for the second quarter of 2011, compared to a $225,000 provision in the previous quarter.  Net charge-offs were $89,000 for the second quarter of 2011 compared to $223,000 in the first quarter of 2011, a decrease of 60.0%.  Provision expense increased due to the increase in nonperforming assets during the second quarter of 2011.

Non-interest income for the three months ended June 30, 2011 increased $98,000, or 14.8%, compared to the previous quarter, primarily due to gains on the sale of investment securities of $61,000 and an increase in non-deposit brokerage fees of $32,000.

Non-interest expense for the three months ended June 30, 2011 increased $17,000, or 0.6%, compared to the previous quarter, primarily due to an increase in professional fees of $56,000.

Second Quarter 2011 Compared to Second Quarter 2010

Net interest income for the quarter ended June 30, 2011 increased $102,000, or 3.3%, compared to the previous year.  The increase in net interest income was impacted by a reduction in interest expense of $239,000 partially offset by a decrease in interest income of $137,000. The Company’s net interest margin was 4.01% for the quarter ended June 30, 2011 compared to 4.08% for the quarter ended June 30, 2010, a decrease of 7 basis points.

A $300,000 provision for loan losses was recorded for the second quarter of 2011, compared to a $450,000 provision in the second quarter of 2010, a decrease of $150,000 or 33.3%.  Net charge-offs were $89,000 for the second quarter of 2011 compared to $75,000 in the second quarter of 2010, an increase of 18.6%.

Non-interest income for the three months ended June 30, 2011 increased $16,000, or 2.1%, compared to the three months ended June 30, 2010, primarily due to an increase in gains from sale of investment securities of $61,000.  Rental income increased $39,000 from the prior year, while services charges on deposit accounts declined $105,000.

Non-interest expense for the three months ended June 30, 2011 increased $94,000, or 3.5%, compared to the three months ended June 30, 2010, primarily due to an increase in salaries and benefit expenses totaling $80,000.  Other real estate expenses increased $63,000 from the prior year.

Balance Sheet

Total assets at June 30, 2011 were $354.1 million, up $4.4 million, or 1.3%, from $349.7 million at December 31, 2010.  Loans increased $1.4 million, or 0.5%, from $268.3 million at December 31, 2010 to $269.7 million at June 30, 2011.  Total loans averaged $269.8 million for the second quarter of 2011, compared to $269.0 million for the first quarter of 2011, an increase of $0.8 million, or 0.3%.  Deposits at June 30, 2011 were $293.3 million, an increase of $4.6 million, or 1.6%, compared to $288.7 million at December 31, 2010.  Total deposits averaged $302.9 million for the second quarter of 2011, compared to $296.6 million for the first quarter of 2011, an increase of $6.3 million, or 2.1%.  Brokered deposits were reduced by $4.9 million during the second quarter to $8.2 million.

Non-performing assets totaled $4.1 million at June 30, 2011 compared to $2.6 million at December 31, 2010, an increase of $1.5 million.  Non-performing loans increased $2.0 million, primarily due to a $1.6 million relationship with an area small business which was placed on non-accrual during the second quarter of 2011.  Other real estate owned decreased $479,000 during the second quarter to $901,000.  Non-performing assets to total assets ratio was 1.15% and 0.75% at June 30, 2011 and December 31, 2010, respectively.  The allowance for loan losses at June 30, 2011 was $5.2 million, or 1.93% of total loans, compared to $5.0 million, or 1.86% of total loans as of December 31, 2010.

At June 30, 2011, total shareholders’ equity was $37.9 million and total tangible shareholders’ equity was $34.4 million.  In February, 2011 the Company repurchased 25% of the Series A preferred stock it issued under the U.S. Treasury’s Capital Purchase Program, which reduced shareholder’s equity by $2.2 million.  As a result, the Company’s tangible equity ratio was 9.81% as of June 30, 2011 compared to 10.02% as of December 31, 2010.  The Company and Citizens First Bank are categorized as “well capitalized” under regulatory guidelines.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, retention of key personnel and the receipt of regulatory approval for the branch acquisition.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios
Consolidated Statement of Income:
	Three Months Ended

	June 30	March 31	December 31	September 30	June 30
	2011	2011	2010	2010	2010
Interest income	$4,318	$4,319	$4,372	$4,424	$4,455
Interest expense	1,088	1,100	1,149	1,260	1,327
Net interest income	3,230	3,219	3,223	3,164	3,128
Provision for loan losses	300	225	350	375	450
Net interest income after provision for loan losses	2,930	2,994	2,873	2,789	2,678
Non-interest income	760	662	759	781	744
Non-interest expense	2,721	2,704	2,658	2,705	2,627
Income before income taxes	969	952	974	865	795
Provision for income taxes	241	236	241	207	178
Net income	728	716	733	658	617
Preferred dividends and discount accretion	223	285	257	257	256
Net income available for common shareholders	$505	$431	$476	$401	$361
Basic earnings per common share	$0.26	$0.22	$0.25	$0.21	$0.18
Diluted earnings per common share	$0.25	$0.21	$0.23	$0.20	$0.18

	Three Months Ended

	June 30	March 31	December 31	September 30	June 30
	2011	2011	2010	2010	2010
Average assets	$363,007	$357,002	$349,671	$350,302	$349,508
Return on average assets	0.80%	0.81%	0.83%	0.75%	0.71%
Return on average equity	7.80%	7.71%	7.49%	6.84%	6.55%
Efficiency ratio	66.62%	68.06%	65.19%	66.97%	66.22%
Non-interest income to average assets	0.84%	0.75%	0.86%	0.88%	0.85%
Non-interest expenses to average assets	(3.01)%	(3.07)%	(3.02)%	(3.06)%	(3.01)%
Yield on average earning assets (tax equivalent)	5.32%	5.47%	5.56%	5.64%	5.76%
Cost of average interest bearing liabilities	1.54%	1.59%	1.68%	1.83%	1.95%
Net interest margin (tax equivalent)	4.01%	4.11%	4.13%	4.06%	4.08%
Number of full time equivalent employees	88	90	89	86	91

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:
Six Months Ended
	June 30	June 30
	2011	2010
Interest income	$8,637	$8,788
Interest expense	2,188	2,664
Net interest income	6,449	6,124
Provision for loan losses	525	850
Net interest income after provision for loan losses	5,924	5,274
Non-interest income	1,422	1,334
Non-interest expense	5,425	5,169
Income before income taxes	1,921	1,439
Provision for income taxes	477	291
Net income	1,444	1,148
Preferred dividends and discount accretion	508	510
Net income available for common shareholders	$ 936	$ 638
Basic earnings per common share	$0.47	$0.32
Diluted earnings per common share	$0.46	$0.32

	June 30	June 30
	2011	2010

Average assets	$360,021	$346,604
Return on average assets	0.81%	0.67%
Return on average equity	7.76%	6.17%
Efficiency ratio	67.33%	67.59%
Non-interest income to average assets	0.80%	0.78%
Non-interest expenses to average assets	(3.04)%	(3.02)%
Yield on average earning assets (tax equivalent)	5.40%	5.77%
Cost of average interest bearing liabilities	1.57%	1.98%
Net interest margin (tax equivalent)	4.06%	4.06%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Condition:	As of	As of	As of	As of
	June 30,	March 31,	December 31,	June 30,
	2011	2011	2010	2010
Cash and cash equivalents	$16,321	$23,033	$14,811	$10,233
Available for sale securities	42,806	41,539	39,531	41,782
Loans held for sale	94	0	151	1,127
Loans	269,669	269,627	268,303	265,387
Allowance for loan losses	(5,215)	(5,003)	(5,001)	(4,458)
Premises and equipment, net	10,068	10,236	10,352	10,584
Bank owned life insurance (BOLI)	7,186	7,118	7,051	6,907
Intangible assets	3,474	3,539	3,604	3,736
Other real estate owned	901	1,380	1,368	1,365
Other assets	8,756	9,494	9,561	10,255
Total Assets	$354,060	$360,963	$349,731	$346,925

Deposits:
Noninterest bearing	$ 38,174	$ 39,481	$ 36,250	$ 37,056
Savings, NOW and money market	78,629	78,489	72,612	70,455
Time	176,491	183,361	179,878	185,125
Total deposits	$293,294	$301,331	$288,740	$292,636
Securities sold under repurchase agreements	957	547	712	810
FHLB advances	15,000	15,000	15,000	8,500
Subordinated debentures	5,000	5,000	5,000	5,000
Other liabilities	1,949	2,179	1,970	2,089
Total Liabilities	316,200	324,057	311,422	309,035
6.5% Cumulative preferred stock	7,659	7,659	7,659	7,659
Series A preferred stock	6,447	6,435	8,586	8,555
Common stock	27,072	27,072	27,072	27,072
Retained (deficit)	(3,421)	(3,926)	(4,357)	(5,235)
Accumulated other comprehensive income (loss)	103	(334)	(651)	(161)
Total Stockholders’ Equity	37,860	36,906	38,309	37,890
Total Liabilities and Stockholders’ Equity	$354,060	$360,963	$349,731	$346,925

	June 30 2011	March 31 2011	December 31 2010	June 30 2010
Asset Quality Ratios:
Non-performing loans to total loans	1.18%	0.42%	0.47%	0.17%
Non-performing assets to total assets	1.15%	0.70%	0.75%	0.53%
Allowance for loan losses to total loans	1.93%	1.86%	1.86%	1.68%
Net charge-offs to average loans, annualized	0.13%	0.34%	0.21%	0.29%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	June 30, 2011	December 31, 2010	December 31, 2009
Capital Ratios:
Tier 1 leverage	10.55%	10.98%	10.52%
Tier 1 risk-based capital	13.28%	13.31%	12.54%
Total risk based capital	14.53%	14.57%	13.79%
Tangible equity to tangible assets ratio (1)	9.81%	10.02%	9.69%
Book value per common share	$12.06	$11.21	$10.50
Tangible book value per common share (1)	$10.30	$9.37	$8.53
Shares outstanding (in thousands)	1,969	1,969	1,969
_____________
(1)
The tangible equity to tangible assets ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for reconciliation of this ratio and per share amount to GAAP.

Regulation G Non-GAAP Reconciliation:	June 30, 2011	December 31, 2010	December 31, 2009

Total shareholders’ equity (a)	$37,860	$38,309	$36,858
Less:
Preferred stock	(14,106)	(16,245)	(16,182)
Common equity (b)	23,754	22,064	20,676
Goodwill	(2,575)	(2,575)	(2,575)
Intangible assets	(899)	(1,029)	(1,293)
Tangible common equity (c)	20,280	18,460	16,808
Add:
Preferred stock	14,106	16,245	16,182
Tangible equity (d)	$34,386	$34,705	$32,990

Total assets (e)	$354,060	$349,890	$344,231
Less:
Goodwill	(2,575)	(2,575)	(2,575)
Intangible assets	(899)	(1,029)	(1,293)
Tangible assets (f)	$350,586	$346,286	$340,363
Shares outstanding (in thousands) (g)	1,969	1,969	1,969

Book value per common share (b/g)	$12.06	$11.21	$10.50
Tangible book value per common share (c/g)	$10.30	$9.37	$8.53

Total shareholders’ equity to total assets ratio (a/e)	10.69%	10.95%	10.71%
Tangible equity ratio (d/f)	9.81%	10.02%	9.69%